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Exhibit 10.23      INTERMET CORPORATION
                   SUITE 1600
                   2859 PACES FERRY ROAD
                   ATLANTA, GEORGIA  30339
                   PHONE:  (404) 431-6000
                   TELEFAX: (404) 431-6001

     INTERMET


                                                            May 12, 1995

JOHN DODDRIDGE
Chairman & CEO


Ms. Doretha Christoph
1102 Chrestover Road
Wilmington, DE  19803

Dear Doretha:

Congratulations! After an extensive and exhaustive search for a Vice President of Finance, we believe you to be the best suited candidate for the job. We are pleased to offer you the job as follows:

TITLE & POSITION:             VICE PRESIDENT - FINANCE, Corporate Officer and
                              member of the Operating Committee

BASE SALARY:                  $175,000 per year

BONUS: A fiscal year annual bonus, payable by April of the following year. The bonus will be 0.2% (00.20) of Intermet's audited annual pretax earnings before minority interest and profit sharing. Further, we guarantee the above bonus minimum at $75,000 per year for the first two years. It will be paid pro-rata for partial years.

SIGNING BONUS:                10,000 shares, restricted stock in your name held
                              in escrow for 18 months, with dividends, if any,
                              paid directly to you.  At the end of 18 months,
                              these shares will become fully vested and non-
                              forfeitable.  The Company will gross you up to
                              make the transaction tax-free to you.
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                              Also, at the time of your physical relocation, a
                              cash bonus of $5,000.

STOCK OPTIONS:                20,000 shares, priced on the first full day of
                              employment

EMPLOYMENT GUARANTEE:         18 months.  After the first six months the
                              guarantee becomes a one year "evergreen", i.e., each additional day you are employed adds another day to the guarantee. (The employment guarantee is subject to the additional terms listed in Attachment "A").

Not a guarantee on our part, but for your planning purposes: Assuming satisfactory employment, within one year, we would expect to raise your base salary to $200,000 annually and add the title Chief Financial Officer. Also, along with other Operating Committee members you will be eligible for an aggressive accumulation of additional stock options.

*RELOCATION COSTS:            Per company policy (fairly inclusive and typical
                              of major industry move policies)

*COMPANY CAR:                 American-make:  up to equivalent of Buick Park
                              Avenue Ultra

*VACATION TIME:               Four weeks annually

*OTHER BENEFITS:              Comprehensive health care; 401(k) with company
                              match of $.50 on the $1.00 up to the first 4% of employee salary deferral; company paid ESOP, equivalent to 3% of base; plus more

*Note: These and other benefits to be the same as provided all other Operating Committee Members. Some of the above benefits have minimum employment time requirements.

All of the above is subject to your immediate acceptance of the job and to-be-agreed-to early starting date of full-time employment. Once you have tentatively accepted, we will arrange for Jim Rydel, our Vice President - Administration, to provide booklets and more detailed information about the Company benefits listed above.

To accept this offer, please sign three copies, fax a signed copy, return two copies and keep one for your files. We reserve the right to modify or withdraw this offer at any time two days after you receive the offer, but have not returned a signed copy.
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We hope all of the above is satisfactory to you.  We are excited about you starting a long relationship with Intermet.

                                    Sincerely,



                                    /s/ John Doddridge



Accepted:

/s/ Doretha Christoph    5-14-95
--------------------------------
Name                     Date
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                                 ATTACHMENT "A"


The following are additional terms and restrictions to the Employment Guarantee
Agreement:

                           Termination of Employment
                           -------------------------

     1.1  TERMINATION OF EMPLOYMENT FOR CAUSE OR OTHER THAN FOR GOOD REASON.
If, before the end of the Contract Term, the Company terminates the Executive's employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay to the Executive in a lump sum immediately after the Date of Termination that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination, but the Executive will not be entitled to receive any other compensation or benefits or benefits under this Agreement.

     1.2 TERMINATION OF EMPLOYMENT FOR DEATH OR DISABILITY. If, before the end of the Contract Term, the Executive's employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive's Designated Beneficiary(s), in accordance to Company policy following the Date of
Termination:

     (a) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of the Date of Termination, and

     (b) the amount of any Annual Bonus accrued during any period which ended during the Employment Guarantee Term prior to the Date of Termination, but which is unpaid as of the Date of Termination.

     (c) disability, life insurance, and other benefits as provided executives for Company Benefits Plan.

     1.3 TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If, before the end of the Employment Agreement Guarantee, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following:

     (a) In lump sum, that portion of the Executive's Annual Base Salary and any Guaranteed Annual Bonus which is accrued but unpaid as of the Date of Termination,

     (b) In monthly payments, the amount of the Executive's Annual Base Salary which would be payable for the period beginning on the Date of Termination and ending on the last day of the Contract Term.
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     (c) The prorata amount of the Executive's Annual Bonus for the remainder of the Contract Term, payment(s) not later than April following each applicable fiscal year.

     (d) The benefits to which the Executive was entitled during the Contract Term. The amount of any benefits shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his/her subsequent employment after the Date of Termination.

     1.4 OTHER TERMINATION BENEFITS. In addition to any amounts or benefits payable upon termination of employment thereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

                              CERTAIN DEFINITIONS

     2.1  "CONTRACT TERM" means Employment Guarantee

     2.2 "DISABILITY" means any medically determinable physical or mental impairment, that can be expected to last for a continuous period of not less than six (6) months, and the renders the Executive unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician acceptable to the Company.

     2.3 "CAUSE" means (a) the Executive's committing any felony or other crime involving dishonesty; (b) any serious misconduct in the course of the Executive's employment, or (c) the Executive's habitual neglect of the Executive's duties (other than on account of Disability), except that (d) Cause shall not mean:

          (1) bad judgement or negligence other than habitual neglect of duty;

          (2) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled);

          (3) any act or omission with respect to which a determination could properly have been made that the Executive met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission.
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2.4  "GOOD REASON" means the occurrence of any one of the
following events:

          (a) assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position as specified in the Employment Guarantee (or such other position to which he/she may be promoted), (but excluding a diminution of title which does not result in a diminution of status, offices, or responsibilities), or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities,

          (b) the failure of the Company to assign this Agreement to a successor to the Company,

          (c) any failure by the Company to comply with the Compensation provisions of the Employment Guarantee

          (d) any material adverse change to the terms and conditions of the Executive's employment under this Agreement;

if the Company fails to cure such event within 30 days after written notice from the Executive; provided, however, that if the event is intentional, knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

2.5 "DATE OF TERMINATION" Means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or Disability.

                             RESTRICTIVE COVENANTS

3.1  TRADE SECRETS, CONFIDENTIAL AND PROPRIETARY BUSINESS INFORMATION

     (a) The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from
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unauthorized disclosure, including by not limited to, customer lists (including potential customers), sources of supply processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

     (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

     (c) The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, either during or after termination of employment by the Company and Protected Information or cause any such information of the Company to enter the public domain.

     3.2  NON-COMPETITION.

          (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason other than termination of employment without Cause or for Good Reason, thereafter for a period of one (1) year, directly or indirectly, in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

     (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason, thereafter for a period of one (1) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this
Section 7.02 shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

     (c) "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever the Company does business, in the United States or abroad, and which has established or seeks to establish contact, in whatever form
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(including but not limited to solicitation of sales, or the receipt or submission of bids) with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

     3.3 UNDERTAKING REGARDING EMPLOYEES. From the date hereof until two years after the Executive's Date of Termination, the Executive shall not, directly or indirectly (a) encourage any employee of the Company or its successors in interest to leave their employment with the Company or its successors in interest; or (b) employ, hire, solicit or cause to be employed or hired or solicited (other than by the Company or its successors in interest), or establish a business with, or encourage others to hire, any person who within two (2) years prior thereto was employed by the Company or its successors in interest to leave their employment with the Company or its successors in interest.

     3.4 DISCLOSURE OF EMPLOYEE-CREATED TRADE SECRETS, CONFIDENTIAL AND PROPRIETARY BUSINESS INFORMATION. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relate to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company shall own all rights in such writings.